Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports 2006 Fourth Quarter and Full-Year Financial Results

Positive Phase 2 Data for Qnexa and FDA Acceptance of EvaMist NDA Submission Lead 2006 Highlights

MOUNTAIN VIEW, Calif., March 2, 2007 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced its financial results and accomplishments for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Results

Total revenues for the fourth quarter of 2006 were $8.3 million compared to $9.0 million in the fourth quarter of 2005. Net loss for the fourth quarter of 2006 was $801,000 or $0.02 per share, compared to a net loss of $1.0 million or $0.02 per share for the same period last year.

The decrease in revenues in the fourth quarter of 2006 is mainly due to lower international product revenues and was also impacted by changes in reserves against sales, which do not indicate any particular trend.

The lower net loss in the fourth quarter of 2006 as compared to 2005 is the net result of lower operating expenses offset in part by lower product revenues. Lower operating expenses were attributable to decreased cost of goods sold due to fewer units sold, a net overall reduction in research and development spending offset by increased selling, general and administrative expense due to higher marketing and non-cash stock compensation expenses.

Year End Results

For 2006, total revenues were $17.2 million, compared to $14.7 million for 2005. Net loss for 2006 was $21.6 million or $0.45 per share, compared to a net loss of $24.5 million or $0.57 per share for 2005. The lower net loss in 2006 is primarily due to higher domestic product revenue and an overall reduction in spending for clinical activities.

Effective January 1, 2006, VIVUS implemented the FASB revised statement No. 123 (FAS 123R), Share Based Payment, which requires companies to expense the estimated fair value of

VIVUS, Inc.  1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200  Fax 650-934-5389  www.vivus.com employee stock options and similar awards. For the year ended December 31, 2006, the stock compensation expense under FAS 123R is $2.1 million. This amount has been allocated to cost of goods sold and manufacturing, research and development, and selling, general and administrative expenses, accordingly.

VIVUS had cash, cash equivalents and available-for-sale securities of $58.9 million at December 31, 2006, an increase of $31.9 million from December 31, 2005.

“With the announcement of the Phase 2 data for Qnexa, the successful completion of the Phase 3 trials for EvaMist and subsequent filing and acceptance of the NDA, 2006 was a pivotal year for VIVUS,” stated Leland Wilson, president and chief executive officer of VIVUS. “We are proud of the significant advances made with our Qnexa and EvaMist programs, both of which continue to add great value to our investigational product pipeline as they progress through clinical trials. We also strengthened our organization by closing several strategic financings and adding key personnel. With the successes of 2006 as a backdrop, we have begun 2007 with great optimism and look forward to reporting additional achievements throughout the year.”

2006 ACCOMPLISHMENTS

2006 was a transformational year for VIVUS as we announced significant advancements in both our Qnexa™ and EvaMist™ investigational product programs. We also strengthened our corporate infrastructure through key management additions and strategic financings. Highlights for 2006 included:

Qnexa

•                  Positive Phase 2 Clinical Trial Results with Qnexa, an Investigational Therapy To Treat Obesity — In May 2006, the company announced positive results from a Phase 2 study of Qnexa. The study, which was conducted by Duke University Medical Center, was a double-blind, randomized, placebo controlled trial. Findings from the study included:

•      Over 50% of patients on Qnexa experienced 10% or more total body weight loss in 24 weeks.

•      Patients on Qnexa achieved a placebo-adjusted weight loss of 20.3 pounds at week 24.

•      Weight loss with Qnexa had not plateaued by 24 weeks.

•      Qnexa was well tolerated. Only four patients (8%) dropped out of the Qnexa study arm for any reason, versus 19 patients (38%) on placebo.

This trial involved 200 subjects, 159 women and 41 men with an average age of 40 and a mean body mass index (BMI) of 38.

•      Key Patent Issuance for Qnexa — In June 2006, the U.S. Patent and Trademark Office issued the company’s first patent for Qnexa. This patent, number U.S. 7,056,890 B2, broadly covers Qnexa and its use in the treatment of obesity. The term of this patent extends into 2019. Qnexa is the subject of multiple additional U.S. and foreign patent applications.

•      Qnexa Data Presented at the North American Association for the Study of Obesity (NAASO) 2006 Annual Scientific Meeting — In October 2006, Dr. Kishore Gadde, Director of Obesity Clinical Trials at Duke University and principal investigator, presented positive results from the Phase 2 clinical trial of Qnexa at the North American Association for the Study of Obesity (NAASO) 2006 Annual Scientific Meeting. In addition to the Phase 2 data addressed above, Dr. Gadde presented new weight loss data which demonstrated that the percentage of patients achieving 5%, 10% and 15% weight loss from baseline was 82% (p < 0.0001), 50% (p < 0.0001) and 20% (p=0.0007), respectively, as compared to 14%, 8% and 0% for the placebo group.

Secondary endpoints discussed included a significant reduction in waist circumference of 12.6 cm, as compared to 6.4 cm for the placebo group (p < 0.0001). Waistline is an indicator of central adiposity, which has been shown to be positively correlated with the risk factors for diabetes, cardiovascular disease and certain types of cancer. Data for other secondary endpoints addressed multiple factors contributing to metabolic syndrome including elevated triglyceride levels, blood pressure and cholesterol. Patients treated with Qnexa had a mean reduction of 10% for cholesterol and 16.2% for triglycerides, as compared to a reduction of 3.5% and an increase of 6.7%, respectively, for the placebo group. Baseline cholesterol and triglycerides were considered normal. Decreases in blood pressure as measured by the mean change from baseline at week 24 were also observed in the Qnexa group as compared to the placebo group. These findings suggest that Qnexa may improve certain metabolic risk factors in obese patients.

EvaMist

•                  Positive Phase 3 Clinical Trial Results for EvaMist — Transdermal Spray for the Treatment of Menopausal Symptoms — In May 2006, the company announced positive results from the pivotal Phase 3 clinical trial of EvaMist. EvaMist is a novel, once a day, transdermal spray that delivers estradiol, a naturally occurring estrogen, for the treatment of hot flashes in women. The study showed a statistically significant reduction in the number and severity of moderate and severe hot flashes. The Phase 3 trial, which was conducted at 43 clinical sites in the United States, was a 12-week, randomized, double-blind, placebo controlled study of 457 menopausal women. EvaMist is a novel, once a day proprietary, first-in-class, transdermal spray that delivers estradiol, a naturally occurring estrogen, for the treatment of hot flashes in women. EvaMist is a small, hand-held, simple-to-use spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin. EvaMist is fast drying, non- irritating and invisible after application. Studies have shown that once administered, EvaMist’s formulation is not affected by washing and does not transfer to other people. EvaMist is easily administered as one, two or three sprays.

•                  The U.S. Food and Drug Administration (FDA) Accepts for Review VIVUS’ New Drug Application (NDA) for EvaMist — In December 2006, the previously submitted New Drug Application for EvaMist was accepted by the FDA for review.

Metered Dose Transdermal Spray (MDTS®) Patent

•                  Grant of Key Patent for MDTS Delivery System — In March 2006, the company announced that an additional patent relating to the MDTS delivery system was granted by the U.S. Patent and Trademark Office to Acrux. This patent, which expires July 31, 2022, provides protection for the MDTS applicator, which is currently used in two of VIVUS’ women’s health products under clinical development: Testosterone MDTS for the treatment of decreased libido; and EvaMist (Estradiol MDTS®) for the treatment of menopausal symptoms. VIVUS licensed the U.S. rights to these products from Acrux in 2004.

Management

•                  VIVUS Appoints Vice President of Business Development — In November 2006, VIVUS appointed CJ Wang, Ph.D., as Vice President of Business Development. In this position, Dr. Wang is responsible for establishing development collaborations and commercialization partnerships for VIVUS’ late stage products.

Dr. Wang brings nearly 17 years of experience in the pharmaceutical and biotechnology industry, most recently as Vice President of Business Development of Abmaxis, Inc., a private company that was recently acquired by Merck & Co. Prior to his tenure at Abmaxis, Dr. Wang held a series of executive management positions in marketing and business development in leading biotechnology companies including TaiGen Biotechnology Co., Ltd., Cellomics, Inc. and Packard Bioscience. Dr. Wang holds a Ph.D. in Pharmaceutical Sciences from the College of Pharmacy, University of Kentucky, an M.S. in Medicinal Chemistry, and a BS in Pharmacy from the College of Pharmacy, West China University of Medical Sciences.

Financing

•                  VIVUS Raises $12 Million in Registered Direct Offering of Common Stock — In May 2006, VIVUS sold $12 million of its common stock in a registered direct offering. The financing was led by new investor, OrbiMed Advisors, LLC.

•                  VIVUS Raises $33.6 Million in Registered Direct Offering of Common Stock — In November 2006, VIVUS sold $33.6 million of its common stock in a registered direct offering. Caxton Advantage Life Sciences Fund, L.P., led the financing. Also participating were new and existing investors, including Euclid SR Partners, OrbiMed Advisors LLC, Franklin Templeton Investments and Quogue Capital LLC. The company is using the proceeds from the financing for general corporate purposes and to fund clinical trials for its investigational product programs, including the advancement of the clinical program for Qnexa.

MUSE Performance

Worldwide product revenues from the sales of MUSE were $16.7 million in 2006, an increase of $2.2 million from $14.5 million in 2005. The increase in revenues in 2006 is mainly due to increases in both domestic prices and volume, partially offset by decreases in international shipments. Domestic demand for MUSE at the retail and government level remains consistent with prior periods, averaging approximately 200,000 units per quarter. Similar to prior years, wholesalers made purchases in the fourth quarter of 2006 that were greater than the current demand. Based on the fourth quarter demand for MUSE, we estimate purchases made by wholesalers in the fourth quarter of 2006 represent approximately 3 to 4 months of excess demand. Given the stabilization of the demand and the strategic buying in the fourth quarter of 2006, we anticipate worldwide revenues of MUSE in 2007 will remain consistent with those seen in 2006.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the fourth quarter and full-year financial results today, March 2, 2007, beginning at 11:00 a.m. Eastern Time. You can listen to this call by dialing (866) 362-4666, and outside the U.S. (617) 597-5313, and entering passcode 63973709. A live webcast and 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call, which can be accessed by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888, will be available beginning 7:00 p.m. ET on March 2, 2007 through 1:00 p.m. ET on March 9, 2007. The access code for the replay is 55324237.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

###

VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenue:
US product, net	$7,332	$7,442	$14,280	$11,697
International product	734	1,559	2,377	2,794
Other revenue	241	41	588	163

Total revenue	8,307	9,042	17,245	14,654

Operating expenses:
Cost of goods sold and manufacturing	3,391	4,402	11,933	11,018
Research and development	2,154	2,925	13,316	17,005
Selling, general and administrative	3,901	2,975	14,579	11,916

Total operating expenses	9,446	10,302	39,828	39,939

Loss from operations	(1,139)	(1,260)	(22,583)	(25,285)

Interest and other income, net	340	225	979	826

Loss before provision for income taxes	(799)	(1,035)	(21,604)	(24,459)

Provision for income taxes	(2)	(2)	(20)	(25)

Net loss	$(801)	$(1,037)	$(21,624)	$(24,484)

Net loss per share:
Basic and diluted	$(0.02)	$(0.02)	$(0.45)	$(0.57)

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	December 31	December 31
	2006	2005*
	(unaudited)
Current assets:
Cash and cash equivalents	$44,628	$22,236
Available-for-sale securities	14,243	4,770
Accounts receivable, net	4,359	7,604
Inventories, net	3,327	4,504
Prepaid expenses and other assets	2,408	1,024
Total current assets	68,965	40,138
Property and equipment, net	8,549	9,144
Restricted cash	700	—
Total assets	$78,214	$49,282

Current liabilities:
Accounts payable	$2,102	$3,779
Accrued and other liabilities	9,299	12,790
Total current liabilities	11,401	16,569

Notes payable	11,488	5,164
Deferred revenue	2,185	948
Total liabilities	25,074	22,681

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 58,144 at December 31, 2006; 44,642 at December 31, 2005	58	45
Additional paid-in capital	221,744	173,613
Accumulated other comprehensive loss	(11)	(30)
Accumulated deficit	(168,651)	(147,027)
Total stockholders’ equity	53,140	26,601
Total liabilities and stockholder’s equity	$78,214	$49,282

*                    The Condensed Consolidated Balance Sheet at December 31, 2005 has been derived from the Company’s audited financial statements at that date.